Exhibit 10.1

Name:
Number of Restricted Stock Units subject to Award:	———
Date of Grant:	August 15, 2025
Vesting Commencement Date	August 15, 2025

CHAMPION HOMES, INC.

2018 EQUITY INCENTIVE PLAN

2025 GRANT

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT (EMPLOYEES)

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units granted by Champion Homes, Inc. (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Company’s 2018 Equity Incentive Plan (as amended from time to time, the “Plan”).

1. Grant of Restricted Stock Unit Award. The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of Restricted Stock Units set forth above giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms, conditions and limitations set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each Restricted Stock Unit forming part of the Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof. For the avoidance of doubt, the term “Restricted Stock Units” used throughout this Agreement refers to the Restricted Stock Units granted pursuant to this Agreement and not to restricted stock units that may or have been granted pursuant to a separate document.

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as provided in the Plan. The following terms shall have the following meanings:

(a)

“Change in Control” means (i) any transaction or series of related transaction in which any Person (or group of Persons acting together) acquires more than fifty percent (50%) of all of the Shares or more than fifty percent (50%) of all the voting power of the Shares, whether by reason of merger, consolidation or recapitalization or any other transaction (including the issuance of new Shares), whether or not the Company is a party thereto; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company to any Person (or group of Persons acting together); provided, that no event shall be a Change in Control under this Agreement unless such event constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation under Section 1.409A-3(i)(5) of the United States Treasury Regulations.

(b)

“Dividend Equivalent” means a dividend equivalent received in connection with (x) any regular dividend declared on Shares that is payable in cash or (y) any regular dividend declared on Shares that is payable in Shares, for each Share deliverable in respect of a Restricted Stock Unit.

(c)

[“Good Reason” shall have the same meaning as set forth in the Participant’s employment, severance-benefit or other similar agreement with the Company or a subsidiary that contains a definition of “Good Reason.” The Good Reason-related provisions of this Agreement shall cease to apply in the event that the agreement identified in the immediately preceding sentence ceases to be in effect.]

(d)

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

3. Vesting; Cessation of Employment.

(a)

Vesting. Unless earlier terminated, forfeited, relinquished or expired, the Restricted Stock Units will vest as set forth in this Section 3(a), subject to the Participant remaining in continuous Employment from the Date of Grant through such vesting date.

(i)

Subject to Section 3(a)(ii) and Section 3(a)(iii) below, one-third of the Restricted Stock Units will vest on each of the first three anniversaries of the Vesting Commencement Date, with the number of Restricted Stock Units that vest on any such date being rounded down to the nearest whole Share and the Award becoming vested as to one-hundred percent (100%) of the Restricted Stock Units on the third anniversary of the Vesting Commencement Date.

(ii)

Subject to Section 3(a)(iii) below, in the event the Participant’s Employment is terminated by the Company or one of its subsidiaries without Cause [or if the Participant terminates his or her Employment for Good Reason] ([each] such termination of Employment, a “Qualifying Termination”), and to the extent that any Restricted Stock Units are outstanding immediately prior to such Qualifying Termination but not then vested, that number of Restricted Stock Units that, in the absence of such Qualifying Termination, would have become vested on the next vesting date following such Qualifying Termination pursuant to the vesting schedule set forth in Section 3(a)(i) hereof will automatically vest in full upon the occurrence of such Qualifying Termination.

(iii)

In the event of the termination of the Participant’s Employment due to the Participant’s death or the Company’s or a subsidiary’s termination of the Participant’s Employment due to the Participant’s Disability, and to the extent that any Restricted Stock Units are outstanding immediately prior to such termination of Employment but not then vested, all such unvested Restricted Stock Units shall become fully-vested upon the occurrence of such termination of Employment.

(iv)

Notwithstanding anything in this Section 3 to the contrary, the Restricted Stock Units shall vest upon the occurrence of both (A) a Change in Control and (B) a Qualifying Termination that occurs within twelve months following the Change in Control.

(b)

Cessation of Employment. Unless as set forth in Sections 3(a)(ii) and 3(a)(iii) above or as otherwise determined by the Administrator in connection with the final sentence of this Section 3(b), automatically and immediately upon the cessation of the Participant’s Employment (i) the unvested portion of this Award, including corresponding Dividend Equivalents, will terminate and be forfeited for no consideration, and (ii) the vested portion of this Award, if any (including corresponding Dividend Equivalents), will terminate and be forfeited for no consideration if the Participant’s Employment is terminated for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause. For the avoidance of doubt, any unvested Restricted Stock Units granted hereunder shall not vest if the Participant’s Employment terminates due to retirement, unless specifically approved by the Administrator in writing prior to the time of retirement.

4. Restrictive Covenants. The Participant acknowledges and agrees that he or she shall be bound by the Covenants Regarding Competition, Solicitation and Confidentiality set forth in Exhibit A attached hereto.

5. Delivery of Shares and Dividend Equivalents.

(a)

Delivery. Subject to Section 5(b), Section 6, and Section 9(a) below, the Company shall effect delivery of the Shares with respect to such vested Restricted Stock Units to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution) upon the vesting of such Restricted Stock Units. No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

(b)

Dividend Equivalents. Any Dividend Equivalents credited with respect to the Shares associated with the Restricted Stock Units shall be delivered on the same date on which such Shares are delivered, if at all. For the avoidance of doubt, in the event any Share with respect to a Restricted Stock Unit is not delivered due to the operation of Section 3, the Dividend Equivalent with respect to such Share shall be forfeited and cancelled without any consideration therefor.

6. Forfeiture; Recovery of Compensation. The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan. By accepting, or being deemed to have accepted, this Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of this Award, under this Award, including the right to any Shares acquired under this Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.

7. Dividends; Other Rights. This Award may not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award. The Participant will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award. The Participant will be entitled to receive Dividend Equivalents with respect to Restricted Stock Units in accordance with this Section 7. Any such Dividend Equivalents will entitle the Participant to receive, subject to the terms of this Agreement, a payment equal to the amount that the Participant would have received as a regular dividend had the Participant held the Shares deliverable in respect of such Restricted Stock Units at the time such dividend was paid. Any Dividend Equivalents with respect to an unvested Restricted Stock Unit will be paid, if at all, in cash, in the case of a cash dividend, or in cash and/or Shares, as determined by the Administrator, in the case of a distribution of Shares, in either case, in accordance with Section 5 of this Agreement.

8. Nontransferability. This Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

9. Taxes.

(a)

The Participant expressly acknowledges that the settlement of the Restricted Stock Units acquired hereunder and the payment of any Dividend Equivalents shall give rise to “wages” subject to withholding. No Shares will be delivered or Dividend Equivalents paid pursuant to this Award unless and until the Participant has remitted to the Company in cash or by check (or by such other means as may be acceptable to the Administrator and permitted under the Plan) an amount sufficient to satisfy all taxes required to be withheld in connection with such settlement or payment. For the avoidance of doubt, the Participant may pay any taxes contemplated by this Section 9 consistent with the method for paying such taxes as described in the last sentence of Section 6(a)(6) of the Plan.

(b)

The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant (or any permitted transferee) of any liability for satisfying his or her obligation under the preceding provisions of this Section 9.

(c)

In no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

10. Effect on Employment. Neither the grant of this Award, nor the issuance of Shares under this Award, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect any right of the Company or any of its subsidiaries to discharge or discipline the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time[, except as otherwise set forth in Participant’s employment, severance, or other similar agreement with the Company].

11. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant is available to the Participant upon request. By accepting, or being deemed to have accepted, all or any portion of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

12. Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

13. Stock Ownership and Holding Guidelines. The Award and any Shares delivered under the Award are subject to any stock ownership and holding guidelines as may be adopted by the Company and are in effect from time to time (the “Guidelines”). By accepting or being deemed to have accepted the Award, the Participant acknowledges and agrees to comply with the terms and conditions of the Guidelines.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

CHAMPION HOMES, INC.

By:

Name: Timothy Larson

Title: CEO

Agreed and Accepted:

By _______________________________

Signature Page to Restricted Stock Unit Award Agreement

EXHIBIT A

Covenants Regarding Competition, Solicitation and Confidentiality

Restricted Activities. The Participant agrees that some restrictions on his or her activities during and after his or her Employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates.

1. Non-compete, Non-solicitation, Non-disclosure. During Employment and for [twelve (12)/eighteen (18)] months after the Participant terminates Employment (the “Restricted Period”), the Participant shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within any geographic area in which the Company or any of its Affiliates do business or undertake any planning for any business competitive with the Company or any of its Affiliates in the United States, the United Kingdom or Canada. Specifically, but without limiting the foregoing, the Participant agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Participant’s Employment by the Company or any of its Affiliates, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Participant has provided services, as conducted or in planning during his or her Employment. For the purposes of this Exhibit A, the business of the Company and its Affiliates shall be defined to include all Products and the Participant’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Participant’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

The Participant agrees that, during Employment, he or she will limit his or her outside activity, whether or not competitive with the business of the Company or any of its Affiliates, so that it does not and, could not reasonably be expected to, give rise to a conflict of interest or otherwise unreasonably interfere with his or her duties and obligations to the Company or any of its Affiliates.

The Participant agrees that, during the Restricted Period, the Participant will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within said two year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Participant has performed work for such Person during his or her Employment or been introduced to, or otherwise had contact with, such Person as a result of his or her Employment or his or her consultancy with the Company or any of its Affiliates or has had access to Confidential Information which would assist in the Participant’s solicitation of such Person.

The Participant agrees that during the Restricted Period, the Participant will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Exhibit A, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding twelve (12) months.

The Participant agrees that during the Restricted Period, the Participant will not provide information about the Company or any of its Affiliates, their business or the industries in which they are engaged to any Person (including without limitation, any organization), whether as an employee, an independent contractor or otherwise, without the advance written consent of the Company, except disclosure that is required by law.

Until forty-five (45) days after the conclusion of the Restricted Period, the Participant shall give notice to the Company of each new business activity he or she plans to undertake, at least ten (10) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Participant’s business relationship(s) and position(s) with such Person. The Participant shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Participant’s continued compliance with his or her obligations under this Exhibit A.

2. Confidentiality and Related Matters.

The Participant acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined herein); that the Participant may have developed or had access to Confidential Information through his or her Employment and other associations with the Company and its Affiliates. The Participant agrees that he or she shall not disclose to any Person or use any Confidential Information, other than as required for the proper performance of the services or as required by applicable law after notice to the Company and a reasonable opportunity for it to seek protection of the Confidential Information prior to disclosure. For avoidance of doubt, “reasonable opportunity” shall be determined under the circumstances, provided that the Participant shall make every effort to provide notice as expeditiously as is reasonably possible to the Company. The Participant understands and agrees that this restriction is in addition to any restrictions to which he or she is bound as a result of his or her prior Employment and that this restriction, as well as any earlier agreed restrictions, shall continue to apply both during Employment and thereafter, regardless of the reason for its termination.

All documents, records, disks and other media of every kind and description containing Confidential Information, and all copies, (the “Documents”), whether or not prepared by the Participant, shall be the sole and exclusive property of the Company. The Participant shall return to the Company no later than the date on which his or her Employment terminates, and at such earlier time or times as the Company may specify, all Documents as well as all other property of the Company and its Affiliates, then in the Participant’s possession or control.

During Employment and thereafter, the Participant shall not give any statement or make any announcement, directly or indirectly, orally or in writing, publicly or to the media (electronic, print or otherwise) about the Company or any of its Affiliates, without the prior written consent of the Board or its expressly authorized representative.

Notwithstanding anything in the Agreement to the contrary, (i) nothing in this Agreement or other agreement prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) the Participant does not need the prior authorization of the Company to take any action described in (i), and the Participant is not required to notify the Company that he or she has taken any action described in (i); and (iii) the Agreement does not limit the Participant’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Participant shall not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

3. Assignment of Rights to Intellectual Property. The Participant shall promptly and fully disclose to the Company all Intellectual Property (as defined herein). The Participant hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Participant’s full right, title and interest in and to all Intellectual Property. The Participant agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Participant creates in the performance of his or her services hereunder shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

4. Enforcement of Covenants. The Participant acknowledges that he or she has carefully read and considered all the terms and conditions of the Restricted Stock Unit Award Agreement, including the restraints imposed upon him or her pursuant to this Exhibit A. The Participant agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him or her from obtaining other suitable employment during the period in which the Participant is bound by these restraints. The Participant further agrees that he or she will never assert, or permit to be asserted on his or her behalf, in any forum, any position contrary to the foregoing. The Participant further acknowledges that, were he or she to breach any of the covenants contained in this Exhibit A, the damage to the Company would be irreparable. The Participant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Participant of any of said covenants, without having to post bond. So that the Company and its Affiliates may enjoy the full protection of these bargained-for restrictions, the parties agree that the period of restriction in any of the covenants in this Exhibit A shall be tolled, and shall not run, during any period the Participant is in breach thereof. The parties further agree that, in the event that any provision of this Exhibit A shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

5. Definitions. For purposes of this Exhibit A, the following definitions shall apply. To the extent a term is capitalized and not defined in this Exhibit A, such term shall have the meaning as ascribed to such term in the Restricted Stock Unit Award Agreement or the Plan, as applicable.

a. “Affiliate” shall mean, with respect to any specified Person at any time, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such specified Person at such time.

b. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

c. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Participant (whether alone or with others, whether or not during normal business hours or on or off the Company premises) during the Participant’s Employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

d. “Person” shall mean any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

e. “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Participant’s Employment.